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GENERAL. On or about September 16, 2011, the Fund issued senior unsecured notes
(the "Notes") in an aggregate principal amount of $194,200,000. The Board has approved the issuance of the Notes. The issuance of the Notes was not registered with the SEC and was effected in transactions that were exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act of 1933. The Notes were issued without coupons in denominations of $100,000. The principal amount of the Notes is due and payable on September 14, 2012 (the "Stated Maturity"). There is no sinking fund with respect to the Notes. The Notes are the Fund's unsecured obligations and, upon the Fund's liquidation, dissolution or winding up, will rank: (1) senior to all of the Fund's Common Shares and any outstanding preferred stock; (2) on a parity with any other unsecured creditors and any unsecured senior securities representing the Fund's indebtedness, including other notes; and (3) junior to any of the Fund's secured creditors. The Fund may redeem the Notes prior to their Stated Maturity in certain circumstances described in the Fund's Registration Statement filed with the Securities and Exchange Commission on Form N-2. The Notes mature after 12 months but holders may, in the sole discretion of the Fund, be given the option to purchase new notes with similar or different terms as the Notes.

Under the 1940 Act, the Fund is not permitted to issue debt securities or incur other indebtedness constituting senior securities, including Notes, unless immediately thereafter, the value of the Fund's total assets (including the proceeds of the indebtedness) less all liabilities and indebtedness not represented by senior securities is at least equal to 300% of the amount of the outstanding indebtedness.

The 1940 Act provides that the Fund may not declare any cash dividend or other distribution on common or preferred stock, or purchase any of its Common Shares (through tender offers or otherwise), unless the Fund satisfies a 300% asset coverage requirement with respect to all outstanding indebtedness at the time of the declaration of such dividend or at the time of such purchase after deducting the amount of the dividend, other distribution or Common Share purchase price, as the case may be. If the asset coverage for indebtedness declines to less than 300% as a result of market fluctuations or otherwise, the Fund may be required to redeem debt securities, including Notes, or sell a portion of its investments when it may be disadvantageous to do so. Under the 1940 Act, the Fund may only issue one class of senior securities representing indebtedness. So long as Notes are outstanding, any debt securities offered will be ranked on parity with any outstanding Notes.

The Fund will be required to determine whether it has, within 48 hours prior to a distribution, an "asset coverage" of at least 300% (or such higher percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund including any outstanding Notes.

If, on the last business day of each of 12 consecutive calendar months, the Notes have an asset coverage of less than 100%, the holders of the Notes voting as a class are entitled to elect at least a majority of the Fund's Board of Directors. Such voting right will continue until the Notes have an asset coverage of 110% or more on the last business day of each of three consecutive calendar months.


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The outstanding principal balance of the Notes bear interest at a rate per annum based on a rolling three month USD LIBOR. Accrued and unpaid interest on Notes is payable quarterly in arrears and on the Stated Maturity. If the Fund does not pay principal or interest when due (after any cure period), it will trigger an event of default and the Fund will be restricted from declaring dividends and making other distributions with respect to its Common Shares.

Interest will accrue on the outstanding principal balance of the Notes from the date on which the Notes were issued.

In accordance with applicable law, all notes of the Fund must have the same seniority with respect to distributions. As a result, no full distribution of interest payments will be declared or paid on any notes of the Fund for any period unless full interest due through the most recent payment dates for all outstanding notes of the Fund are paid. If full distributions due have not been made on all outstanding notes of the Fund ranking on a parity with the Notes as to distributions, any distributions on the Notes will be made as nearly pro rata as possible in proportion to the respective amounts of accrued and unpaid interest on all such notes on the relevant payment date.

The Notes represent the Fund's unsecured obligation to pay interest and principal, when due. The Fund cannot assure that it will have sufficient funds or that it will be able to arrange for additional financing to pay principal or interest on the Notes when due or to repay the principal balance of the Notes that is outstanding at the Stated Maturity. The Fund's failure to pay principal or interest on the Notes when due or to repay the Notes upon the Stated Maturity would, subject to the cure provisions of the Notes, constitute an event of default under the Notes and could cause a default under other agreements that the Fund may enter into from time to time. There is no sinking fund with respect to the Notes, and at the Stated Maturity, the entire outstanding principal amount of the Notes plus the amounts of any accrued but unpaid interest will become due and payable.

REDEMPTION OF NOTES. The Fund may, at its option and subject to the terms and conditions of the proposed Fiscal Agency Agreement among the Fund, The Bank of New York and The Bank of New York, London Branch, redeem the Notes in whole but not in part at any time upon 30 calendar days advance written notice to the holders of the Notes. The redemption price for any optional redemption of the Notes will equal the sum of (i) 100% of the aggregate outstanding principal amount of the Notes redeemed, (ii) all accrued and unpaid interest thereon through the date of redemption and (iii) the amount, if any, of the Intra-Period Broken Funding Amount (as defined in the terms of the Notes) to the date fixed for redemption. The Intra-Period Broken Funding Amount is intended to compensate the holders of the Notes for their investment had the holders actually held the Notes through the entire LIBOR interest period in which the Notes are redeemed.

If the Fund does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Notes to be redeemed on any redemption date, the Fund will redeem on such redemption date that number of Notes for which it has legally available funds, or is otherwise able to redeem, from the holders whose Notes are to be redeemed ratably on the basis of the redemption price of such Notes, and the remainder of those Notes to be redeemed will be


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redeemed on the earliest practicable date on which the Fund will have funds legally available for the redemption of, or is otherwise able to redeem, such Notes upon written notice of redemption. If fewer than all Notes held by any holder are to be redeemed, the notice of redemption mailed to such holder will specify the number of Notes to be redeemed from such Note holder, which may be expressed as a percentage of Notes held by such Note holder on the applicable record date.

If the Fund redeems any Note, then, upon payment of the redemption price for such Note, all interest on such Note will cease to accrue, such Note will no longer be deemed to be outstanding, and all rights of the holder of such Note (except the right to receive the redemption price for such Note from the Fund) will cease.

The Notes will mature after approximately 12 months but holders may, in the sole discretion of the Fund, be given the option to purchase new notes with similar or different terms as the Notes.

If the Fund redeems the Notes, it will file a notice with the SEC of its intention to redeem at least 30 days prior to the redemption date, pursuant to Rule 23c-2 under the 1940 Act. Each notice of redemption will state (1) the title of the class of securities to be redeemed, (2) the date on which the securities are to be redeemed, (3) the applicable provisions of the governing instrument pursuant to which the securities are to be redeemed, and (4) if less than all of the outstanding securities of the class to be redeemed are redeemed, the principal amount to be redeemed and the basis upon which the securities to be redeemed are to be selected. In addition, the notice will contain: (1) the redemption price (specifying the amount of accrued interest to be included therein and the amount of the redemption premium, if any), and (2) a statement that interest on the Notes to be redeemed will cease to accrue on such redemption date. No defect in the notice or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

Liquidation can be effected by a unanimous vote of the holders of the Common Shares.

The Note holders do not have the right at their own option to cause the Fund to redeem the Notes prior to the Stated Maturity except as described below in Events of Default and Acceleration.

COVENANTS OF THE FUND. The terms of the Notes require the Fund, among other provisions, to:

- maintain its status as a closed-end investment company under the 1940 Act and to observe its obligations as a registered investment company under the 1940 Act;

- elect to be treated and to maintain its status as a RIC for U.S. federal income tax purposes;

- not voluntarily incur any indebtedness or liabilities other than indebtedness and liabilities: (i) related to the Notes; (ii) incurred in connection with the conduct of the Fund's business, including the management of its assets acquired or held in accordance with its investment objective and policies in effect from time to time; (iii) for expenses of formation and all other expenses and obligations incident to the operation or management of the Fund; and (iv) in respect of taxes not yet due and payable or taxes due and payable that the Fund is contesting in good faith;

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-  limit the outstanding principal amount of indebtedness or liabilities of the
Fund in respect of borrowed money (including the Notes) to no more than 20% of the Fund's net asset value at any time (it being understood for purposes of this covenant that customary settlement obligations in respect of financial transactions shall not be considered indebtedness or liabilities in respect of borrowed money);

- not create, or take any action that would create, acknowledge or permit, a lien on the Fund's assets, except for liens for taxes of the Fund that are not yet due or payable or are being contested in good faith or liens customarily created or arising in connection with transactions permitted under the Fund's investment objective and guidelines;

- do all things necessary to preserve and keep in full force and effect its existence, rights and franchises;

- make all necessary filings and submissions to the SEC and as otherwise required by applicable law;

- not amend the Fund's portfolio guidelines, as defined in the notes, without the consent of the holders entitled to vote a majority in aggregate principal amount of the Notes then outstanding;

-  maintain a net asset value at any time of not less than $4 billion;

-  notify the registered holder of the Notes of any event of default; and

- make no investments other than as permitted under and in accordance with the Fund's investment objective and policies in effect from time to time.

EVENTS OF DEFAULT AND ACCELERATION. An "event of default" under the Notes will include any of the following events:

- default in the payment of any interest on the Notes when due and the continuance of such default for a period of 14 calendar days;

- default in the payment of the principal of the Notes when due and the continuance of such default for a period of seven calendar days;

- default in the performance of any other material obligation under the Notes and the continuance of such default for a period of 30 calendar days after an officer of the Fund becomes aware, or in the exercise of reasonable diligence would have become aware, of the default;

- certain voluntary or involuntary proceedings involving the Fund or any company directly or indirectly controlling the Fund and relating to bankruptcy, insolvency or other similar laws; or

- any step is taken by the Fund with a view to a moratorium or suspension of payments in relation to the Notes.


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Upon the occurrence and continuance of an event of default, the Notes may, by notice, be declared to be immediately due and payable; provided, however that upon an event of default relating to bankruptcy, insolvency or other similar laws, the Notes shall immediately become due and payable. In certain circumstances, the declaration may be rescinded by the affirmative vote of the holders of the Notes in accordance with the provisions of the Notes governing modifications and amendments to, and waivers with respect to, the Notes.

In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Fund or to its creditors, as such, or to the Fund's assets, or (b) any liquidation, dissolution or other winding up of the Fund, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Fund, then (after any payments with respect to any secured creditor of the Fund outstanding at such time) and in any such event the holders of Notes shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Notes (including any interest accruing thereon after the commencement of any such case or proceeding), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of the Notes, before the holders of any common equity of the Fund are entitled to receive any payment on account of any redemption proceeds, liquidation preference or dividends from such shares. The holders of Notes shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Fund being subordinated to the payment of the Notes, which may be payable or deliverable in respect of the Notes in any such case, proceeding, dissolution, liquidation or other winding up event.

Unsecured creditors of the Fund may include, without limitation, service providers, including the Investment Adviser, custodian, administrator, transfer agent and placement agent, and the Directors, pursuant to the terms of various contracts with the Fund. Secured creditors of the Fund may include without limitation parties entering into repurchase agreements or other similar transactions with the Fund that create liens, pledges, charges, security interests, security agreements or other encumbrances on the Fund's assets.

A consolidation, restructuring, reorganization or merger of the Fund with or into any other company, or a sale, lease or exchange of all or substantially all of the Fund's assets in consideration for the issuance of equity securities of another company shall not be deemed to be a liquidation, dissolution or winding up of the Fund.

So long as the Fund has Notes outstanding, subject to compliance with the Fund's investment objectives, policies and restrictions, the Fund may issue and sell one or more other series of additional notes provided that the Fund will, immediately after giving effect to the issuance of such additional notes and to its receipt and application of the proceeds of the issued notes (including, without limitation, to the redemption of Notes to be redeemed out of such proceeds), have an "asset coverage" for all senior securities of the Fund that are indebtedness, as defined in


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the 1940 Act, of at least 300% of the sum of the principal amount of the notes of the Fund then outstanding and all indebtedness of the Fund constituting senior securities and no such additional notes will have any preference or priority over any other notes of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends or distributions.

MODIFICATIONS, AMENDMENTS AND WAIVERS. Subject to certain notice requirements, a meeting of the holders of the Notes may be called at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action with respect to the Notes or to amend or modify any term or provision of the Notes.

The affirmative vote of Note holders representing at least a majority in aggregate principal amount of Notes represented and voting at any such meeting shall effectively pass any resolution or matter. The written consent of Note holders of at least a majority in aggregate principal amount of all Notes outstanding also will be effective to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action with respect to the Notes or to amend or modify any term or provision of the Notes. In no event, however, shall any action, whether by meeting or written consent, without the consent or affirmative vote of the Note holder affected thereby: (i) change the due date for the payment of the principal of, or any installment of interest on, any Note (ii) reduce the aggregate principal amount of any Note, or the portion of such aggregate principal amount which is payable upon acceleration of the maturity of such Note, or the interest rate thereon, (iii) change the currency in which any payment in respect of any Note is payable, (iv) change the manner in which interest is calculated on any Note, (v) reduce the proportion of the aggregate principal amount of the Notes the vote or consent of the holders of which is necessary to modify, amend or supplement the terms and conditions of the Notes or to make, take or give any request, demand authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given, or (vi) change the obligation of the Fund to pay to the holders of the Notes free of any present or future taxes, duties, assessments or other governmental charges required by applicable law to be withheld by the Fund unless additional amounts equal to such taxes, duties, assessments or other governmental charges are paid to the holders of the Notes.

VOTING RIGHTS. Note holders do not have voting rights with respect to the Fund, except as required under the 1940 Act. Under the 1940 Act, Note holders voting as a class are entitled to elect at least a majority of the Fund's Board of Directors if on the last business day of each of twelve consecutive calendar months the Notes have an asset coverage of less than 100%. Such voting right will continue until the Notes have an asset coverage of 110% or more on the last business day of each of three consecutive calendar months. In connection with any other borrowings (if any), the 1940 Act does in certain circumstances grant to the lenders certain voting rights in the event of default in the payment of interest on or repayment of principal.

TRANSFERS. Transfers of the Notes are prohibited except for transfers that occur due to death, divorce or other operation of law.